Exhibit 23.7

In connection with the Annual Report on Form 10-K (the “Form 10-K”) to be filed by 5E Advanced Materials, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), the undersigned hereby consents to:

(i)
The filing and/or incorporation by reference by the Company and use of the Amended Technical Report Summary titled “Amended Initial Assessment Report (February 2024) on 5E Advanced Materials Fort Cady Project” with a revised report date of February 2, 2024, report date of May 11, 2023, and report effective date of April 1, 2023 (the “Amended Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed (or incorporated by reference) as Exhibit 96.1 to the Company’s 2024 Annual Report on Form 10-K, dated September 9, 2024;
(ii)
The use of and references to the undersigned’s name as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and any such Amended Technical Report Summary; and
(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Amended Technical Report Summary in the Form 10-K, to the extent it was prepared by the undersigned, that the undersigned supervised its preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference to the Form 10-K.

The undersigned is responsible for, and this consent pertains to Sections 1, 2, 16, 19, 21, 22, 23, 24 and 25 of the Amended Technical Report Summary.

Neither the whole nor any part of the Amended Initial Assessment Report (February 2024) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of the undersigned as to the form and context in which it appears.

By:	/s/ Paul Weibel
Name:	Paul Weibel, CPA (License No. CA 056912)
Title:	Chief Executive Officer, 5E Advanced Materials, Inc.

Date: September 9, 2024